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                                                                   Exhibit 10.49

               EMPLOYEE LEASING AND OVERHEAD ALLOCATION AGREEMENT

         THIS EMPLOYEE LEASING AND OVERHEAD ALLOCATION AGREEMENT ("Agreement") is made in Massillon, Ohio as of this 8th day of March 1999, between REPUBLIC ENGINEERED STEELS, INC., a Delaware corporation ("Republic") and BAR TECHNOLOGIES, INC., a Delaware corporation ("BarTech").

                              PRELIMINARY RECITALS

         WHEREAS, Republic and BarTech are leading producers of special bar quality steel, i.e. higher quality hot-rolled and cold-finished carbon and alloy steel bars used primarily in automotive and industrial equipment.

         WHEREAS, in order to gain cost and operating efficiencies, Republic and BarTech are currently sharing certain Shared Common Expenses (as hereinafter defined), including, without limitation, expenses related to (i) sales and marketing services, administrative services, and plant overhead services, and
(ii) the operation of certain common facilities;

         WHEREAS, certain salaried employees of BarTech and Republic are currently providing services to both BarTech and Republic;

         WHEREAS, BarTech and Republic desire to more accurately allocate the costs for such Shared Common Expenses between the two companies.

         WHEREAS, BarTech wishes to terminate the employment of certain salaried employees and thereafter to lease-back the employment services provided by these employees and coincident with such termination all such salaried employees will thereafter become employees of Republic.

         WHEREAS, BarTech wishes to engage Republic, under the terms and conditions stated in this Agreement, to provide BarTech with the administrative services and common facilities as required by BarTech and such other services currently rendered by certain of its salaried employees.

         WHEREAS, Republic and BarTech believe and agree that the proper and most accurate method to allocate the cost of the Shared Common Expenses and other services rendered by Republic employees should be a proration of the actual costs incurred by Republic based upon total periodic trade revenues of Republic and BarTech.

         In consideration of these mutual premises and the covenants contained in this Agreement, the parties agree as follows:

         SECTION 1 - SERVICES.


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         (a)      Republic hereby agrees to furnish to BarTech, and BarTech
                  agrees to lease from Republic, the services of the personnel necessary to fill the positions set forth on Schedule 1, attached hereto and incorporated herein by reference. BarTech acknowledges and agrees that the services rendered by such Republic personnel shall be on a non-exclusive basis and that such personnel may continue to render certain services to Republic during the Term of this Agreement. BarTech shall have the right to amend Schedule 1 upon reasonable notice to Republic in order to change the level of services or the number of employees provided to BarTech pursuant to this Agreement; provided that parties agree to negotiate in good faith a change in the fees payable to Republic hereunder commensurate with the change in the employment services to be rendered pursuant to this Agreement.

         (b) To the extent practicable, Republic shall accommodate BarTech's reasonable recommendations regarding the discontinuation of services of any particular Republic employee; provided, however, the determination to hire or terminate any Republic employee shall be in Republic's sole discretion. BarTech shall not be responsible for any of Republic's financial obligations to any Republic employee accruing after such discontinuation becomes effective by reason of the services performed hereunder.

         SECTION 2 - SHARED COMMON EXPENSES. During the term of this Agreement, BarTech and Republic shall share common overhead expenses related to (i) sales and marketing services, administrative services, and plant overhead services, and (ii) the operation of certain common facilities, as further described on
Schedule 2 attached hereto and incorporated herein (collectively the "Shared Common Expenses"). BarTech and Republic shall establish an accounting method which assigns costs and expenses to various "cost centers." For purposes of this Agreement, "Cost Centers" shall mean various services, facilities, groups of employees, management and other functions, wherein such functions or facilities are performed or used jointly by or for the benefit of both BarTech and Republic (e.g., payroll and accounting).

         SECTION 3 - TERM. With respect to the sharing of common overhead expenses as set forth in Section 2 above, this Agreement shall be effective as of October 1, 1998. With respect to the services leased by BarTech pursuant to
Section 1 above, this Agreement shall be effective as of January 1, 1999 (the "Effective Date"). Subject to earlier termination pursuant to Section 12 below, this Agreement shall remain in effect for a period of one (1) year from the Effective Date and unless earlier terminated by either party, shall automatically renew and be extended for additional terms of one (1) year each. Notwithstanding the foregoing, either party may terminate this Agreement upon thirty (30) days prior written notice. The parties agree and acknowledge that BarTech shall have terminated the employment of certain specialized personnel as agreed upon by BarTech and Republic effective as of the close of business on December 31, 1998 and that the same personnel shall become employees of Republic as of the Effective Date. Unless otherwise set forth in an employment agreement, Republic shall have no obligation to employ such personnel for any period of time in excess of sixty (60) days.


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         SECTION 4 - BARTECH PAYMENTS.


                  (a) Every month during the term of this Agreement, BarTech shall pay Republic for the services rendered to BarTech by Republic employees and the Shared Common Expenses incurred by Republic on behalf of BarTech in an amount equal in the aggregate to the following:

                           (i) with respect to each position or service provided by Republic to BarTech which are set forth on Schedule 1, an amount equal to one hundred percent (100%) of the total cost of expense related thereto; plus

                           (ii) with respect to the Shared Common Expenses incurred by Republic on behalf of BarTech, an amount equal to: (i) the BarTech Allocation Percentage (as hereinafter defined) multiplied by (ii) all costs and expenses, including salaries, benefits, fixed overhead expenses and other general administrative expenses charged to such Cost Center for the applicable period. The parties agree and acknowledge that the exact allocation of expenses for the Cost Centers is not capable of determination with mathematical precision and that the allocation set forth above is good faith estimate of the cost actually incurred by Republic on behalf of BarTech; plus

                           (iii) a monthly administrative services fee equal to Two Thousand Five Hundred Dollars ($2,500.00) ("Administrative Fee").

                  (b) Within thirty (30) days after the end of each month, Republic shall provide BarTech with an invoice for the fees set forth in Section 4(a) above. Republic must receive payment in full at its office no later than thirty (30) days following the date on which BarTech receives such invoice. Time is of the essence in making such payments to Republic. Neither the failure of BarTech to perform any covenant, obligation, or term in this Agreement nor the termination of this Agreement by either party shall affect or limit Republic's obligations to pay the salaries of the employees leased to BarTech pursuant to this Agreement as required by law. However, BarTech agrees that interest may accrue, at Republic's option, on all overdue payments due Republic hereunder at a rate equal to up to ten percent (10%) per annum. Republic reserves the right, in its sole discretion, to layoff or terminate some or all of the employees leased to BarTech pursuant to this Agreement.


                  (c) Republic shall determine, in its sole and absolute discretion, the salary to be paid to each Republic employee; provided that such salary shall in no event be less than the current salary paid to such employee by BarTech. Fringe benefits to be provided to said employees shall be determined by


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                           Republic. In the event that seniority is a factor for
                           eligibility and/or vesting purposes in any benefit, Republic employees shall be credited with their service with BarTech prior to being employed by Republic, unless such credit is inconsistent or prohibited by any plan document governing such fringe benefits. Notwithstanding anything herein to the contrary, Republic hereby reserves the right to amend or terminate any of the fringe benefits from time to time, as determined by Republic in its sole and absolute discretion.

                  (d) The "BarTech Allocation Percentage" shall equal the following quotient (expressed as a percentage): the amount of steel shipped to trade customers by BarTech divided by the sum of the (i) the amount of steel shipped to trade customers by BarTech, plus (ii) the amount of steel shipped to trade customers by Republic. The BarTech Allocation Percentage shall be calculated monthly based on the shipments of the parties for the current calendar month.

                  (e) Republic agrees to permit BarTech to offset the amounts due Republic pursuant to this Section 5 against the amounts due Republic pursuant to Section 6 below.

         SECTION 5 - REPUBLIC PAYMENTS.

                  (a) Every month during the term of this Agreement, Republic shall pay BarTech for the Shared Common Expenses incurred by BarTech on behalf of Republic in an amount equal in the aggregate to the following:
                           (i) the Republic Allocation Percentage (as hereinafter defined) multiplied by (ii) all costs and expenses, including salaries, benefits, fixed overhead expenses and other general administrative expenses charged to such Cost Center for the applicable period. The parties agree and acknowledge that the exact allocation of expenses for the Cost Centers is not capable of determination with mathematical precision and that the allocation set forth above is good faith estimate of the cost actually incurred by BarTech on behalf of Republic.

                  (b) Within thirty (30) days after the end of each month, BarTech shall provide Republic with an invoice for the fees set forth in Section 5(a) above. BarTech must receive payment in full at its office no later than thirty (30) days following the date on which Republic receives such invoice. Time is of the essence in making such payments to BarTech. Republic agrees that interest may accrue, at BarTech's option, on all overdue payments due BarTech hereunder at a rate equal to up to ten percent (10%) per annum.


                  (c) The "Republic Allocation Percentage" shall equal the following quotient (expressed as a percentage): the amount of steel shipped to trade


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                           customers by Republic divided by the sum of the (i)
                           the amount of steel shipped to trade customers by BarTech, plus (ii) the amount of steel shipped to trade customers by Republic. The Republic Allocation Percentage shall be calculated monthly based on the shipments of the parties for the current calendar month.]

                  (d) BarTech agrees to permit Republic to offset the amounts due BarTech pursuant to this Section 6 against the amounts due Republic pursuant to Section 5 above.

         SECTION 6 - PLACE OF PERFORMANCE.

                  (a) All work and services to be performed for BarTech shall be performed by Republic employees at BarTech or Republic facilities identified by BarTech.

                  (b) To the extent that any work or services are performed at BarTech facilities, BarTech shall comply with all health and safety laws, regulations, ordinances, directives, and rules imposed by controlling federal, state and local government. BarTech shall promptly report any accidents and injuries to Republic.

                  (c) BarTech agrees to comply within a reasonable period of time, at its expense, with any specific and reasonable health and safety directives from Republic, Republic's workers' compensation carrier, or any government agency having jurisdiction over work place health and safety.

         SECTION 7 - OBLIGATIONS.

                  (a) The parties acknowledge and agree that Republic is an independent contractor, and that all of the personnel assigned by Republic to provide services to BarTech are employees of Republic and only of Republic. Republic acknowledges that it is responsible for the payment of federal, state and local payroll taxes, workers' compensation insurance, unemployment compensation, salaries and fringe benefits for its employees and for the preparing and filing of all returns and reports concerning all of its employees, including without limitation the employees leased to BarTech pursuant to this Agreement. Republic shall indemnify and hold BarTech harmless for any penalty, claim, liability, deficiency or damages, including, without limitation reasonable attorneys fees, arising as a result of Republic's failure to fulfill its duties as set forth in the preceding sentence; provided, however, BarTech expressly acknowledges, however, that Republic shall not be liable for BarTech's loss of business goodwill, lost profits or other consequential, special or incidental damages. At Republic's request, BarTech may assist in


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                           recruiting, hiring, evaluating, replacing,
                           supervising, disciplining and firing Republic employees; however, Republic shall retain ultimate control over such matters.

                  (b) In order to carry out its obligations hereunder, Republic may designate one or more "on-site supervisors" from among the employees assigned to provide services to BarTech. The on-site supervisors shall oversee administrative and managerial matters relating to Republic's leased employees and shall be under the direct supervision of the officers of Republic. If Republic does not designate on-site supervisors, Republic's leased employees who are assigned to BarTech shall be responsible to the officers of Republic. The on-site supervisors or the management team shall determine the policies and procedures to be followed by Republic's leased employees regarding the time and performance of their duties. BarTech shall cooperate with Republic in the formation of such policies and procedures and shall permit Republic to implement the same.

                  (c) All Republic employees who are engaged in Environmental Activities (as hereinafter defined) at or in facilities, vessels or vehicles owned, operated or occupied by BarTech shall conduct such Environmental Activities under the policy, supervision and direction of the Board of Directors of BarTech. "Environmental Activities" shall mean the handling, storage, maintenance, treatment, disposal, emission, spill or release of substances or materials regulated by Governmental Requirements (as hereinafter defined). "Governmental Requirements" shall mean all laws, ordinances, rules, statutes, and regulations of the United States, of the state in which each BarTech facility, vessel or vehicle is located, and of any other political subdivision, agency or instrumentality exercising jurisdiction over a particular BarTech facility, vessel or vehicle, which laws, ordinances, statutes, rules and regulations govern, regulate, or otherwise pertain to health, industrial hygiene or the environment, including without limitation, the Comprehensive Environmental Response Compensation and Liability Act of 1980 ("CERCLA") (42 U.S.C. Section 9601 et. seq.), the Resource, Conservation and Recovery Act of 1976 ("RCRA") (42 U.S.C. Section 6901 et. seq.), the Toxic Substance Control Act ("TSCA") (15 U.S.C.
                           Section 2601 et. seq.), the Clear Water Act ("CWA") (33 U.S.C. Section 1251 et. seq.), the Clear Air Act ("CAA") (42 U.S.C. Section 7401 et. seq..) as well as any other federal, state or local "Superfund" or "Superlien" statutes, laws or regulations.

         SECTION 8 - BILLING INFORMATION. All invoices provided to either party shall be accompanied by a detailed summary of information used to calculate the amounts due thereunder, including, when applicable, detailed calculations setting forth the new Allocation Percentage for each calendar month. In the event that either fails to provide written notice to the other within thirty
(30) days of receipt of such invoice, such party shall be precluded from


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questioning the correctness of the invoice or the calculations used to support the invoice. In addition and notwithstanding the foregoing, within ninety (90) days after the end of each calendar year during the term of this Agreement, both parties shall provide the other with a detailed statement of all revenues and costs necessary to calculate the amounts due the other during the previous calendar year, or portion thereof. If the annual report reveals any underpayments by either party, the parties agree to make the appropriate payments to the other within fifteen (15) days of notice thereof. Additionally, BarTech shall provide periodic reports concerning the quality of performance of each of Republic's employees, as BarTech deems necessary or as Republic may reasonably request. BarTech and Republic shall also make available to each other such other employee information in their possession as may be reasonably requested from time to time by the other party.

         SECTION 9 - INDEMNIFICATION.

                  (a) To the extent permitted by applicable law, BarTech shall indemnify, defend, and hold Republic and its officers, directors, employees, agents and representatives harmless from all claims arising out of the rendering of services for BarTech by Republic employees and the incurrence of the Shared Common Expenses on behalf of BarTech. BarTech shall indemnify, defend, and hold Republic harmless from all claims arising out of the incurrence of the Shared Common Expenses on behalf of Republic.

                  (b) To the extent permitted by applicable law, such indemnification shall extend to any and all liabilities, expenses, costs, damages and/or losses of any kind, including reasonable attorneys' fees and all expenses in connection with defending against any claim arising out of any and all acts or omissions in connection with the performance of services rendered for either party by the employees of the other party.

                  (c) To the extent permitted by applicable law and except as set forth in Section 9(d) herein, BarTech shall not, in the aggregate, sue, make any claim or demand, or otherwise seek any damages from Republic for any injuries arising out of any and all acts or omissions of any Republic employee in connection with the performance of services rendered for BarTech in excess of the total Administrative Service Fees received by Republic pursuant to this Agreement.


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         SECTION 10 - INSURANCE.

                  (a) Republic shall furnish and keep in full force and effect, at all times during the term of this Agreement, workers' compensation insurance covering all of Republic's leased employees who are providing services to BarTech hereunder. Republic shall furnish BarTech with a "Certificate of Insurance" naming BarTech as Certificate Holder. Republic shall also obtain a policy providing disability insurance coverage for the same employees.

                  (b) Republic shall maintain, at all times, the following policies of insurance for actions arising out of acts of Republic's leased employees occurring during the course of their employment:

                           (i)     general liability; and

                           (ii) automobile liability related to the use of automobiles by employees while on the job.

                  (c) Each such policy shall provide liability coverage of at least $1,000,000 per actionable occurrence.

                  (d) Each such policy shall insure BarTech, Republic and Republic's employees who perform services for BarTech against any and all claims of any nature whatsoever, regardless of the type of injury alleged, arising from any act attributable to any Republic employee.

                  (e) Each such policy shall be on an "occurrence" basis. However, if an "occurrence" policy is not available, Republic shall maintain an equivalent "claims made" policy until the expiration of all statutes of limitation applicable to any claim that could arise under this Agreement by virtue of the acts of Republic's leased employees.

                  (f) BarTech shall be named as an insured on all such policies of insurance. All such policies shall require the insurer to provide BarTech with notice of impending cancellation, in the same manner as it is required to provide such notice to Republic. If Republic shall fail to pay any premium when due, BarTech, in its sole discretion, may pay the same, and Republic shall reimburse BarTech for the full amount of such premium within five (5) business days after BarTech's payment. If reimbursement is not made within such period, BarTech may deduct the full amount from the next payment(s) BarTech is required to make to Republic under Section 4 hereunder.

                  (g) In the event that either party currently maintains a policy of insurance covering employment practices liability, such party shall continue to


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                           maintain such policy at all times during the term of
                           this Agreement at its own cost and take any steps reasonably necessary to ensure that such policy be amended or extended to cover the employees leased to BarTech pursuant to this Agreement.

         SECTION 11 - CONFIDENTIALITY. The parties agree and acknowledge that in order to successfully provide the services as contemplated by this Agreement, either party may from time to time disclose to the other its confidential and proprietary information. The parties further agree and acknowledge that but for this Agreement, neither would disclose such confidential and proprietary information which had been developed at such party's expense and which contains such party's trade secrets. Accordingly, the parties agree as follows with respect to all confidential and proprietary information disclosed to the other pursuant to this Agreement:

         (a) Identification of Confidential Information. Confidential information for the purposes of this Agreement shall mean any information (i) identified by either party in writing as confidential information and (ii) not generally known to the public. The restrictions contained in this Section 11 shall not be enforceable against a party and such party shall not be liable for disclosures if such party can demonstrate that the Confidential Information so disclosed: (i) is already known to such party and has properly been obtained as of the date of this Agreement, as shown by contemporaneous written records;
                  (ii) is already in the possession of the public or becomes publicly available without breach hereof by such party; (iii) is lawfully acquired by such party from a person not under any confidentiality obligation to the other party with respect to disclosure of any Confidential Information; (iii) is disclosed to any third party by or with the permission of the other party without confidentiality restrictions; or (iv) is independently developed by such party as shown by contemporaneous written records, and was not acquired directly or indirectly from the other party.

         (b) Nondisclosure. The parties agree not to disclose any Confidential Information of the other to any third party without the prior consent of the disclosing party.

         (c) Non-Interference. The parties agree that the Confidential Information that they receive from the other party constitutes valuable business information which could be unfairly used in competition with the other party and which could give such party a competitive advantage in the marketplace that it otherwise would not possess. Accordingly, the parties agree that they will not, directly or indirectly, whether acting on their own behalf or in any other capacity, in concert with, or on behalf of, any third party or entity, use the Confidential information to interfere in any way with the business operations, business relationships, contract rights, or business opportunities of the other party.


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         (d)      Breach. In the event of a breach or threatened breach of the provisions of this Section 11, the parties agree that the non-breaching party shall be entitled to injunctive relief restraining and enjoining the other party from violating any provision of this Section 11. In addition, the non-breaching party shall be entitled to any and all additional and alternative legal and equitable remedies available to it, including the recovery of attorney's fees incurred in the enforcement of this Agreement.

         SECTION 12 - DEFAULT AND TERMINATION. Upon the occurrence of any event of default, the non-defaulting party may, at its option, and without waiving its rights under this Agreement or any other rights available at law or in equity, including its rights to damages, terminate this Agreement effective immediately upon the occurrence of an event of default or upon the lapse of the specified period following an event of default.

         (a) TERMINATION BY REPUBLIC. The occurrence of any one or more of the following events shall constitute an event of default and grounds for termination of this Agreement by Republic:

                  (i) Upon written notice, if BarTech makes a general assignment for the benefit of creditors, or, unless otherwise prohibited by law, if a petition in bankruptcy is filed by BarTech, or such a petition is filed against and consented to by BarTech or not dismissed within thirty (30) days of filing, or if a bill in equity or other proceeding for the appointment of a receiver of BarTech or other custodian for BarTech's business or assets is filed and consented to by BarTech, or if a receiver or other custodian (permanent or temporary) of BarTech's assets or property, or any part of BarTech's assets or property, is appointed; or

                  (iii) Upon written notice, if BarTech violates any covenant of confidentiality or non-competition obligation contained in this Agreement or otherwise discloses, uses, permits the use of, copies, duplicates, records, transmits or otherwise reproduces any materials, or information designated by Republic as confidential without Republic's prior written approval; or

                  (iii) If BarTech fails to perform or breaches any covenant, obligation, or term in this Agreement and fails to cure such non-compliance or deficiency within thirty
                           (30) days after Republic's written notice of such non-compliance or deficiency.

         (b) TERMINATION BY BARTECH. The occurrence of the following events shall constitute an event of default and grounds for termination of this Agreement by BarTech:


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                  (i)      Upon written notice, if Republic makes a general
                           assignment for the benefit of creditors, or, unless otherwise prohibited by law, if a petition in bankruptcy is filed by Republic, or such a petition is filed against and consented to by Republic or not dismissed within thirty (30) days of filing, or if a bill in equity or other proceeding for the appointment of a receiver of Republic or other custodian for Republic's business or assets is filed and consented to by Republic, or if a receiver or other custodian (permanent or temporary) of Republic's assets or property, or any part of Republic's assets or property, is appointed;

                  (ii) Upon written notice, if Republic violates any covenant of confidentiality or non-competition obligation contained in this Agreement or otherwise discloses, uses, permits the use of, copies, duplicates, records, transmits or otherwise reproduces any materials, or information designated by BarTech as confidential without BarTech's prior written approval; or

                  (iii) If Republic fails to perform or breaches any covenant, obligation, or term in this Agreement and fails to cure such non-compliance or deficiency within thirty (30) days after Republic's written notice of such non-compliance or deficiency.

         (c) The rights and obligations set forth in Sections 9 and 11 shall survive the termination or expiration of this Agreement without limitation.

         SECTION 13 - COMPLIANCE WITH LAWS. Both Republic and BarTech shall comply with all applicable labor laws and laws regarding equal employment opportunities, whether federal, state or local. Neither Republic nor BarTech shall discriminate on the basis of national origin, race, color, religion, age, handicap or sex.

         SECTION 14 - GOVERNING LAW & ARBITRATION. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Ohio without giving effect to any choice or conflict of law provision or rule (whether of the State of Ohio or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Ohio. Except for any claim, controversy or dispute arising from or relating to this Agreement for which a party is seeking, in whole or in part, any type of equitable remedy, which may be brought against any of the parties in the courts of the State of Ohio, County of Stark, or, if it has or can acquire jurisdiction, in the United States District Court for the Northern District of Ohio, any claim, controversy of dispute arising from or relating to this Agreement shall be heard and resolved exclusively by binding arbitration in Cleveland, Ohio, under the then-prevailing Commercial Arbitration Rules of the American Arbitration Association (an "Arbitration"). For any Arbitration, each party shall use good faith efforts to choose one (1) arbitrator who is experienced in commercial arbitration. If the parties cannot agree upon one (1) arbitrator within fifteen
(15) days after a claim is submitted to Arbitration, each party shall have fifteen (15) days to choose one (1) arbitrator who is experienced in


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commercial arbitration, and such arbitrators shall collectively agree upon a third arbitrator. The costs related to Arbitration, other than costs directly attributable to either Republic or BarTech, shall be paid equally by the parties provided, however, that if a claim presented to Arbitration by a party, or the complete defense offered at Arbitration by a party, is not colorable or is brought or offered solely to cause delay, obstruction or vexation, such party shall be responsible for all of the other party's costs related to the Arbitration, including reasonable attorney's fees. Any award of an Arbitration may be entered into judgment in any court of competent jurisdiction. This provision shall survive any termination of this Agreement. Process in any action or proceeding referred to in this Section 14 may be served on any party anywhere in the world.


         SECTION 15 - ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the parties to this Agreement. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or affect in any way any rights arising by virtue of any prior or subsequent occurrence.

         SECTION 16 - NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

         SECTION 17 - HEADINGS. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

         SECTION 18 - COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall constitute an original but all of which together shall constitute one and the same instrument.

         SECTION 19 - SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         SECTION 20 - CONSTRUCTION. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

         SECTION 21 - NO PARTNERSHIP OR JOINT VENTURE. Republic does not, in any way or for any purpose, become a partner of BarTech in the conduct of BarTech's business or otherwise, or a joint venturer or member of a joint enterprise with BarTech by reason or connection with this Agreement.

         SECTION 22 - EMPLOYMENT AGREEMENTS. The parties agree and acknowledge that with respect to employees of BarTech that currently have valid and binding employment agreements with BarTech, this Agreement shall be subject to BarTech obtaining the appropriate consents to the novation and/or assignment of such employment agreement. Unless otherwise set forth in a written employment agreement, nothing contained herein shall be construed to guarantee employment for any individual for any specific period or length of time, or to modify, limit, or waive the right of either party to terminate employment with or without cause or notice; employment for such employees shall at all times remain at will.

         IN WITNESS WHEREOF, the parties have executed this Agreement on the date first above written.
                                              REPUBLIC
                                       ENGINEERED STEELS, INC.,
                                        a Delaware corporation

                             By:
                                  -------------------------------------
                                              Signature

                                  -------------------------------------
                                             Print Name
                             Its:
                                  -------------------------------------
                                               Title



                                        BAR TECHNOLOGIES, INC.,
                                        a Delaware corporation

                             By:
                                  -------------------------------------
                                              Signature

                                  -------------------------------------
                                             Print Name
                             Its:
                                  -------------------------------------
                                               Title

                                   SCHEDULE 1

                              Employment Positions

Casting Supervisor                                      Manager, Utilities & Environmental
Chief Chemist                                           Manager, Warehouse
Compressed Air & Steam Supervisor                       Mechanical Engineer
Electrical Engineer                                     Melter
Electronics Technician                                  Metallurgical Engineer
Fuel/Environmental Engineer                             Metallurgical Practices Engineer
General Manager                                         Operations Coordinator
Instrumentation Engr./Maint. Planner                    P-30 Coordinator
Intern                                                  Primary Operations Metallurgist
Lab Technician                                          Process Control Engineer
Ladle Met Supervisor                                    Process Engineer
Load Coordinator/Dispatcher                             Process Metallurgist
Maintenance Coordinator                                 Production Controller
Maintenance Engineer                                    Project Engineer
Maintenance Supervisor                                  Purchased Fuel Administrator
Manager, Billet Yard                                    Purchaser
Manager, Continuous Casting                             Quality Assurance Technician
Manager, Maintenance                                    Roller
Manager, Manufacturing Services                         Scrap Coordinator
Manager, Mill                                           Scrapyard Supervisor
Manager, Primary Operations Tech.                       Shipper
& Development                                           Shipping Supervisor
Manager, Process Controls                               Supervisor Electrical Maintenance
Manager, Product End                                    Supervisor, Electronic Technicians
Manager, Production                                     Supervisor, Product End
Planning & Inventory Control                            Supervisor, System Development & Outside Processing
Manager, Project Engineering                            Supervisor, Warehouse
Manager, Roll Shop and                                  Systems Technician
Roll Build-Up
Manager, Safety Services
Manager, Shop Operations
Manager, Traffic

                                   SCHEDULE 2

                             Shared Common Expenses:

                                   Purchasing
                                     Safety
                                  Environmental
                                     Quality
                               Technical Services
                               Production Planning
                                 Human Resources
                             Information Technology
                              Executive Management
                             Finance and Accounting
                               Sales and Marketing
                                Customer Service
                              Headquarters Expense
                                   Advertising